As filed with the Securities and Exchange Commission on September 24, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China BAK Battery, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0442833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BAK Industrial Park
No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen 518119
People’s Republic of China
(86-755) 8977-0093
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

China BAK Battery, Inc.
Stock Option Plan
(Full title of the plan)

Xiangqian Li	With a Copy to:
President and Chief Executive Office	Eulalia M. Mack
China BAK Battery, Inc.	Thelen LLP
BAK Industrial Park	875 Third Avenue
No. 1 BAK Street	New York, NY 10022
Kuichong Town, Longgang District	(212) 603-2000
Shenzhen 518119
People’s Republic of China
(86-755) 8977-0093
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value per share	4,000,000	$3.71	$14,840,000	$583.22

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock on The NASDAQ Global Market as of September 22, 2008.

EXPLANATORY NOTE

This registration statement is being filed solely to register the issuance of up to 4,000,000 additional shares of common stock, par value $0.001 per share (the “Common Stock”), of China BAK Battery, Inc., a Nevada corporation (the “Company”), pursuant to the Company’s Stock Option Plan, as amended (the “Plan”). The Company previously filed a registration statement on Form S-8 (File No. 333-137747) on October 2, 2006, covering 4,000,000 shares of Common Stock initially authorized for issuance under the Plan. Pursuant to Section 1.6 of the Plan, as of July 28, 2008, the number of shares that may be delivered pursuant to awards granted under the Plan was increased by 4,000,000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this registration statement:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed December 19, 2007;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007, filed February 6, 2008;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed May 12, 2008;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed August 8, 2008;

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•
the Company’s Current Reports on Form 8-K filed November 6, 2007 (excluding the information furnished pursuant to Item 7.01 included therein), November 9, 2007 (excluding the information furnished pursuant to Item 7.01 included therein and Exhibit 99.1), December 5, 2007, March 31, 2008, June 3, 2008, August 26, 2008, and September 3, 2008 (excluding the information furnished pursuant to Item 7.01 included therein and Exhibit 99.1);

•	the Company’s Current Report on Form 8-K/A filed July 14, 2008; and

•
the description of the Common Stock set forth in the Company’s registration statement on Form 8-A, filed on June 6, 2006, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Regulation S-K promulgated by the Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date hereof, but prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein is modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this registration statement.

You may request any of these filings, at no cost, by contacting the Company at the address or telephone number provided on the cover page of this Registration Statement. The Company maintains an Internet site at http://www.bak.com.cn which contains information concerning the Company and its affiliates. The Company makes available free of charge, on or through its Internet site, its annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Commission. The information contained at the Company’s Internet site is not incorporated in this registration statement by reference and you should not consider it a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The Company’s Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

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•
Under Section 7.7 of the Bylaws, the Company must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by its board of directors, so indemnify its officers and any other person whom the Company has power to indemnify against liability, reasonable expense or other matter whatsoever.

•
Under Section 7.8 of the Company’s Bylaws, the Company may at the discretion of its board of directors purchase and maintain insurance on behalf of the Company and any person whom the Company has power to indemnify pursuant to law, the Company’s articles of incorporation, bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The Company may also enter into indemnification agreements with its executive officers and directors and has provided indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances that may include liability, or related loss under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnity provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

		(iii)	To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

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Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Shenzhen, People’s Republic of China, on this 24th day of September, 2008.

CHINA BAK BATTERY, INC.

By:	/s/ Xiangqian Li
Xiangqian Li
Chairman of the Board,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Xiangqian Li and Tony Shen his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 24, 2008.

SIGNATURE	TITLE

/s/Xiangqian Li	Chairman of the Board, President and
Xiangqian Li	Chief Executive Officer (Principal Executive Officer)

/s/ Tony Shen	Chief Financial Officer
Tony Shen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Huanyu Mao	Chief Operating Officer, Chief
Huanyu Mao	Technology Officer and Director

/s/ Richard B. Goodner	Director
Richard B. Goodner

/s/ Charlene Spoede Budd	Director
Charlene Spoede Budd

/s/ Chunzhi Zhang	Director
Chunzhi Zhang

EXHIBIT INDEX

Exhibit	Description

3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed on December 8, 2006).

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed on December 19, 2007).

4.1	Specimen Common Stock Certificate representing shares of Common Stock, par value $0.001 per share.*

5.1	Opinion of Thelen LLP.*

10.1
China BAK Battery, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on August 22, 2006).

10.2
Amendment No. 1 to the China BAK Battery, Inc. Stock Option Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed on August 8, 2008).

23.1	Consent of PKF.*

23.2	Consent of KPMG.*

23.3	Consent of Thelen LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in signature page).*
_______________
* Filed herewith.